Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the securities of New Mountain Net Lease Trust (the “Company” or “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our common shares of beneficial interest, par value $0.01 per share (“common shares”), does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the Maryland Statutory Trust Act (the “MSTA”), and the full text of our Certificate of Trust (the “Certificate of Trust”), our Amended and Restated Declaration of Trust (the “Declaration of Trust”) and our bylaws (the “Bylaws”).

General

Under our Declaration of Trust, we have authority to issue an unlimited number of common shares, including unlimited common shares classified as Class A common shares (the “Class A Shares”), unlimited common shares classified as Class F common shares (the “Class F Shares”), unlimited common shares classified as Class E common shares (the “Class E Shares”), and unlimited common shares classified as Class I common shares (the “Class I Shares”), and an unlimited number of preferred shares of beneficial interest, par value $0.01 per share (the “preferred shares” and, together with the common shares, the “shares”). As of the date of this Annual Report on Form 10-K, only our Class I Shares are registered pursuant to Section 12 of the Exchange Act.

Common Shares

Subject to the restrictions on ownership and transfer of our common shares set forth in our Declaration of Trust and except as may otherwise be specified in our Declaration of Trust, holders of our common shares (the “Shareholders”) are entitled to one vote per share on all matters voted on by Shareholders. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our Declaration of Trust regarding the restrictions on ownership and transfer of our common shares, Shareholders are entitled to such distributions as may be authorized from time to time by our Board of Trustees (our “Board of Trustees”) (or a duly authorized committee of our Board of Trustees acting within the parameters set by our Board of Trustees in accordance with our Bylaws) and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our Shareholders. All outstanding common shares are fully paid and non-assessable. Shareholders do not have preemptive rights, which means that Shareholders will not have an automatic option to purchase any new common shares that we issue.

Our Declaration of Trust also contains a provision permitting our Board of Trustees, without any action by our Shareholders, to amend or supplement our Declaration of Trust to classify or reclassify any unissued common shares or preferred shares from time to time and set or change the number, par value, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the class or series of common shares or preferred shares.

We will generally not issue certificates for our common shares. Common shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer.

Each Class A Share, Class F Share and Class E Share held in a Shareholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I Shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class I Shares or (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, other than in connection with a Conversion Event (as defined below), in each case in a transaction in which our Shareholders receive cash or securities listed on a national securities exchange. In addition, immediately before any liquidation, dissolution or winding up, each Class A Share, Class F Share and Class E Share (including any fractional share) will automatically convert into a number of Class I Shares (including any fractional shares) with an equivalent NAV as such share.

Preferred Shares

Our Declaration of Trust authorizes our Board of Trustees to designate and cause us to issue one or more classes or series of preferred shares without Shareholder approval, by and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of each class or series of preferred shares so issued. Because our Board of Trustees has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred shares preferences, powers and rights senior to the rights of our Shareholders.

If we ever created and issued preferred shares with a distribution preference over our common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the Shareholders, likely reducing the amount Shareholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred shares may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Our Board of Trustees has no present plans to issue any preferred shares but may do so at any time in the future without Shareholder approval.

Repurchases

Our Declaration of Trust provides that we may, at the sole discretion of our Board of Trustees, repurchase all of a Shareholder’s common shares, without the consent of such Shareholder, at a price per share equal to the repurchase price under our share repurchase plan at the time the repurchase is effected if continued ownership by the Shareholder may be harmful or injurious to our business or reputation or the business or reputation of our Board of Trustees, New Mountain or any of their affiliates, or may subject us or any Shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences, including with respect to any applicable sanctions, anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures.

We may also repurchase a Shareholder’s common shares if the Shareholder fails to maintain a minimum account balance.

Meetings and Special Voting Requirements

Under the MSTA and our Declaration of Trust and Bylaws, we are not required to, and do not anticipate, holding an annual meeting each year. Special meetings of Shareholders may be called only by a majority of our Board of Trustees, a majority of our Independent Trustees (as defined in our Declaration of Trust) or our executive chairperson, our president, our chief executive officer or the chairperson of our Board of Trustees. Special meetings of Shareholders may be called by Shareholders only for the purpose of removing trustees and filling any resulting vacancy, or electing trustees in the event that there are no trustees, and will be called by our secretary upon the written request of Shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting, provided such request contains the information required in our Bylaws and the Shareholders comply with the procedures contained in our Bylaws.

The presence either in person or by proxy of Shareholders entitled to cast one-third of all the votes entitled to be cast on any matter at the meeting will constitute a quorum (unless our Board of Trustees, when setting a meeting, determines that a greater percentage (but not more than a majority of all the votes entitled to be cast at such meeting on any matter) shall constitute a quorum for such meeting). Generally, the affirmative vote of a majority of all votes cast is necessary to take Shareholder action, except as described in the next paragraph.

Under our Declaration of Trust, subject to certain exceptions, Shareholders generally are entitled to vote at a duly held meeting at which a quorum is present only on (1) amendments to our Declaration of Trust that our Board of Trustees determines would, viewed as a whole, materially and adversely affect the contract rights of outstanding shares subject to certain exceptions provided in our Declaration of Trust, (2) a merger, consolidation, conversion (other than a Conversion Event), or transfer of all or substantially all of our assets as provided in our Declaration of Trust, (3) removal of a trustee for cause and the election of a successor trustee as provided in our Declaration of Trust, (4) the dissolution of the Company to the extent specifically provided by the terms of any class or series of common shares or preferred shares as set forth in our Declaration of Trust, (5) in the event that there are no trustees, the election of trustees and (6) such other matters that our Board of Trustees have submitted to our Shareholders for approval or ratification. The affirmative vote of a plurality of the votes cast in the election of a trustee is generally required to elect any trustee, and the affirmative vote of a majority of the votes cast at a meeting of Shareholders duly called and at which a quorum is present is generally sufficient to approve any other matter that may properly come before the Shareholders at such meeting (other than the removal of a trustee). Shareholders have the power to remove a trustee from our Board of Trustees for “cause,” and then only by the affirmative vote of Shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

Shareholders are not entitled to exercise any appraisal rights or the rights of an objecting Shareholder.

Pursuant to our Declaration of Trust, Shareholders may, during usual business hours, inspect and copy our Declaration of Trust and Bylaws and all amendments thereto, minutes of the proceedings of the Shareholders, the annual statement of affairs of the Company and any voting trust agreements on file at our principal office to the extent permitted by the MSTA, but only if, and to the extent, such inspection is approved by our Board of Trustees. No Shareholder will be entitled to the information described in § 12-305(b) of the MSTA.

Restrictions on Ownership and Transfer

Our Declaration of Trust contains restrictions on the number of our shares that a person or group may own. Unless our Board of Trustees otherwise determines, no person or group may acquire or hold, directly or indirectly through application of constructive ownership rules, in excess of 9.9% in value or number of shares, whichever is more restrictive, of our outstanding shares of all classes and series (including our common shares and preferred shares) or 9.9% in value or number of shares, whichever is more restrictive, of our outstanding common shares unless they receive an exemption (prospectively or retroactively) from our Board of Trustees.

Subject to certain limitations, our Board of Trustees, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings as required by our Declaration of Trust and as our Board of Trustees may determine. Prior to the granting of any exemption, our Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to our Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, our Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception. Our Board of Trustees has granted limited exemptions to certain persons who directly or indirectly own our common shares, including trustees, officers and Shareholders controlled by them or trusts for the benefit of their families.

Our Declaration of Trust further prohibits any person from beneficially or constructively owning our shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire our shares that may violate any of these restrictions, or who is the intended transferee of our shares which are transferred to the charitable trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our Board of Trustees determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.

Any attempted transfer of our shares which, if effective, would result in violation of the above limitations, except for a transfer which results in shares being beneficially owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee shall acquire no rights in such shares, will cause the number of shares causing the violation, rounded up to the nearest whole share, to be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our Declaration of Trust, prior to the date of the transfer. Our shares held in the charitable trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the charitable trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will have all voting rights and rights to dividends or other distributions with respect to the shares held in the charitable trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that the shares have been transferred to the charitable trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

 Within 20 days of receiving notice from us that our shares have been transferred to the charitable trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the event causing the shares to be held in the charitable trust did not involve the purchase of shares at the market price, as defined in our Declaration of Trust, the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the trustee (net of any commission or other expenses) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and any other amounts received by the trustee and are owed by the proposed transferor to the transferee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee and any other amounts received by the trustee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that our shares have been transferred to the charitable trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the charitable trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount such proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the charitable trust, or, if the event that resulted in the shares being transferred to the charitable trust did not involve a purchase of such shares at market price, the market price on the day of the event that resulted in the transfer to the charitable trust and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any other amounts held by the trustee with respect to such shares to the charitable beneficiary. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferor and are owed by the proposed transferor to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.

If the transfer to the charitable trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee shall acquire no rights in such shares.

All certificates, if any, representing our shares issued in the future will bear a legend referring to the restrictions described above.

Every owner of more than 5% of our outstanding shares during any taxable year, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by our Board of Trustees, within 30 days after the end of each taxable year, is required to give us written notice, stating the name and address of the owner, the number of shares of each class and each series of our shares beneficially owned and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each Shareholder shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any subsequent transferee to whom you transfer any of your shares must comply with Rule 502(d) of Regulation D promulgated under the Securities Act.

Distributions

Distributions will be made on all classes of our common shares at the same time. The per share amount of distributions on Class A Shares, Class F Shares, Class I Shares and Class E Shares will likely differ because of different allocations of class-specific management fees and performance participation allocations. We expect to use the “record share” method of determining the per share amount of distributions on Class A Shares, Class F Shares, Class I Shares and Class E Shares, although our Board of Trustees may choose any other method. The “record share” method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants. Under this method, the amount to be distributed on our common shares will be increased by the sum of all class-specific management fees and performance participation allocations for such period. Such amount will be divided by the number of our common shares outstanding on the record date. Such per share amount will be reduced for each class of common shares by the per share amount of any class-specific management fees and performance participation allocations allocable to such class.

Distributions are authorized at the discretion of our Board of Trustees, in accordance with our earnings, cash flows and general financial condition. There is no assurance we will pay distributions in any particular amount, if at all.

Our Board of Trustees may delegate to a duly authorized committee of trustees the power to fix the amount and other terms of a distribution. In addition, if our Board of Trustees gives general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, our Board of Trustees may delegate to one or more of our officers the power, in accordance with the general authorization, to fix the amount and other terms of the distribution.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

Vacancies on Board of Trustees; Removal of Trustees

Any vacancy on our Board of Trustees (other than a vacancy resulting from shareholder removal for cause of a trustee) may be filled only by a vote of a majority of the remaining trustees (subject to New Mountain’s right to designate three trustees for election to our Board of Trustees); provided, that any vacancy among our independent trustees may be filled only by a vote of a majority of the remaining Independent Trustees. Vacancies resulting from Shareholder removal of a trustee can be filled only by the election by Shareholders; provided, that if the trustee so removed was designated by New Mountain pursuant to our Declaration of Trust, then New Mountain will have the exclusive right to designate a successor trustee for election to our Board of Trustees. Any trustee elected to fill a vacancy will serve until a successor is duly elected and qualifies.

Any trustee may resign at any time and may be removed for “cause” by our Shareholders upon the affirmative vote of Shareholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter. In addition, any trustee may be removed, at any time, but only for “cause” by written instrument, signed by a majority of the trustees, specifying the date when such removal shall become effective. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

Advance Notice of Trustee Nominations and New Business

We are not required to hold an annual meeting of Shareholders and do not intend to hold annual meetings. With respect to special meetings of Shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board of Trustees at a special meeting may be made only (1) by or at the direction of our Board of Trustees or (2) provided that the meeting has been called for the purpose of electing trustees and filling the resulting vacancy, by a Shareholder who is a Shareholder of record at the record date set by our Board of Trustees for the purpose of determining Shareholders entitled to vote at the special meeting, at the time of giving the advance notice required by the Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the Bylaws.

Amendment to Our Declaration of Trust and Bylaws

Except as provided by our Certificate of Trust or the terms of any classes or series of shares and as provided below, our Declaration of Trust may be amended by our Board of Trustees, without any action by our Shareholders. Except as may otherwise be expressly provided in the Certificate of Trust, the Certificate of Trust may be amended only by our Board of Trustees, without any action or approval by the Shareholders, including, but not limited to, amendments for clarity, that cure any ambiguity, or cure, correct or supplement any defective provision contained herein, or that add or change any other provisions with respect to matters or questions arising under the Declaration of Trust as our Board of Trustees may deem necessary or desirable and that our Board of Trustees determines does not materially and adversely affect the contract rights of the outstanding shares. Amendments to our Declaration of Trust that our Board of Trustees determines would, viewed as a whole, materially and adversely affect the contract rights of our outstanding common shares, but excluding amendments of the type specified in (a) Section 7.1 (Authorized Shares) of our Declaration of Trust or (b) Section 2-605 of the Maryland General Corporation Law (both of which do not require approval of any Shareholder), must be approved by our Board of Trustees and Shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

Our Board of Trustees has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new bylaws.

Conversion Event

Our Board of Trustees may determine, without any action by the Shareholders, that we will conduct a public offering as a non-listed REIT subject to the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007, as amended from time to time. In connection with such determination and the conduct of such public offering, our Board of Trustees may (a) amend our Declaration of Trust, (b) cause us to merge with or into or convert into another entity, (c) consolidate with one or more other entities into a new entity or (d) transfer all or substantially all of our assets to another entity (in each case, a “Conversion Event”). Our Board of Trustees may take all actions that are required to effect a Conversion Event without any action by the Shareholders.

Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

Certain provisions of Maryland law, our Declaration of Trust and our Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for Shareholders or otherwise be in their best interest.